UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 31, 2006

FIDELITY NATIONAL INFORMATION SERVICES, INC.

(Exact name of registrant as specified in charter)

Georgia	001-16427	58-2606325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Riverside Avenue, Jacksonville, Florida		32204
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (904) 854-8100

CERTEGY INC., 100 Second Avenue South, Suite 1100S, St. Petersburg, Florida  33701

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Agreements Entered into at Closing of Merger

In connection with the closing of the Merger described under Item 2.01 of this report, the registrant entered into the following agreements:

Registration Rights Agreement

At the closing of the Merger the registrant entered into a Registration Rights Agreement with all of the current shareholders of the registrant who were stockholders of Fidelity National Information Services, Inc., a Delaware corporation that was merged into a subsidiary of the registrant (“Former FIS”) immediately prior to the Merger (the “Former FIS Stockholders”).  Under the Registration Rights Agreement, the Former FIS Stockholders have the right to require the registrant to register the shares of common stock of the registrant issued to them in the Merger for resale and the right to participate in registrations that the registrant might undertake.  The Former FIS Stockholders will collectively have the right to require the registrant to register shares for resale by them up to eight times on Form S-1 and an unlimited number of times on Form S-3.  Such registrations may be underwritten registrations or shelf registrations, at the election of the selling shareholders, and may include an unlimited number of shares.  The Former FIS Stockholders also will be able to include their shares in any registration the registrant may undertake, subject to customary limitations on their rights where the inclusion of their shares in an underwritten public offering initiated by the registrant would adversely affect the distribution or marketability of the securities being offered or the price that will be paid in the offering.  The registrant will pay all of the Former FIS Stockholders’ expenses associated with any such registration except for underwriter discounts or other selling commissions.  The foregoing summary is qualified in its entirety by reference to the text of the Registration Rights Agreement filed as Exhibit 99.1 to this report.

Interim Term Loan

On January 31, 2006, the registrant entered into a new interim term loan agreement (the “SunTrust Loan Agreement”) for purpose of funding payment of the special dividend paid in connection with the Merger, as further described under Item 2.01 below and certain related transaction expenses.  The SunTrust Loan Agreement provided for a $250 million unsecured interim term loan, bearing interest at a rate equal to the higher of SunTrust’s announced prime lending rate or the federal funds rate plus one-half of one percent.  The interim term loan made under the SunTrust Loan Agreement was subject to mandatory repayment on the effective date of the consummation of the Merger, and was repaid on February 1, 2006, using proceeds from Former FIS’s senior credit facility and from cash on hand of registrant.

Joinder to Former FIS’s Credit Facility

Upon the completion of the Merger, the registrant became a co-borrower and guarantor under Former FIS’s senior credit facilities.  The following subsidiaries of the registrant also became guarantors of this indebtedness, pursuant to a Subsidiary Guaranty Supplement dated on or about February 1, 2006:  Certegy Card Services, Inc.; Certegy Check Services, Inc.; Certegy E-Banking Services, Inc.; Certegy First Bankcard Systems, Inc.; Certegy Payment Services; Certegy Payment Recovery Services, Inc.; Certegy Transaction Services, Inc.; Crittson Financial Corporation; GameCash Inc.; Game Financial Corporation; and Game Financial Corporation of Wisconsin.

These senior credit facilities (collectively, the “FIS Credit Facilities”) consist of an $800 million Term Loan A facility, a $2.0 billion Term Loan B facility (collectively, the “Term Loan Facilities”) and a $400 million revolving credit facility (the “Revolver”) with a consortium of lenders led by Bank of America.  Former FIS fully drew upon the entire $2.8 billion in Term Loan Facilities to consummate a recapitalization of Former FIS in March 2005.  Revolver borrowings and Term A Loans bear interest at a floating rate, which is, at the borrower’s option, either the British Bankers Association LIBOR or base rate plus, in both cases, an applicable margin, which is subject to adjustment based on the senior secured leverage ratio of the registrant.  The Term B Loans bear interest at either the British Bankers Association LIBOR plus 1.75% per annum or, at the borrower’s option, a base rate plus 0.75% per annum.  The borrower may choose one month, two month, three month, six month, and to the extent available, nine month or one year LIBOR, which then applies for a period of that duration.  Interest is due at the end of each interest period, provided that for LIBOR loans that exceed three months, the interest is due three months after the beginning of such interest period.  The Term Loan A matures in March, 2011, the Term Loan B in March, 2013, and the Revolver in March, 2011.  The Term Loan Facilities are subject to quarterly amortization of principal in equal installments of ..25% of the original principal amount with the remaining balance payable at maturity.  As a result of these scheduled repayments, the aggregate principal balance of the Term Loan Facilities is approximately $2.55 billion as of the date of this report.  In addition to the scheduled amortization, and with certain exceptions, the Term Loan Facilities are subject to mandatory prepayment from excess cash flow, issuance of additional equity and debt, and sales of certain assets.  Voluntary prepayments of both the Term Loan Facilities and revolving loans and commitment reductions of the revolving credit facility are permitted at any time without fee upon proper notice and subject to minimum dollar requirements and payment of any LIBOR breakage charges if applicable.

The FIS Credit Facilities contain affirmative, negative, and financial covenants customary for financings of this type, including, among other things, limits on the creation of liens, limits on the incurrence of indebtedness, restrictions on investments and dispositions, limitations on dividends and other restricted payments and capital expenditures, a minimum interest coverage ratio, and a maximum secured leverage ratio.  Following the Merger, the FIS Credit Facilities will be secured by liens granted upon substantially all of the assets of Fidelity National Information Solutions, Inc. and Fidelity National Tax Service, Inc., as borrowers, and certain subsidiaries of Former FIS that are party to that certain Security Agreement dated as of March 9, 2005 by such borrowers and subsidiaries in favor of Bank of America, N.A., as Collateral Agent thereunder.  These financial covenants include restrictions on the amount of indebtedness that the registrant is allowed to incur during the existence of the credit facilities.  The registrant is also required to keep its senior secured leverage ratio at stated ratios for each fiscal quarter beginning with 5.35:1 in the third quarter of 2005 and eventually being reduced to 2.75:1 by the fourth quarter of 2012.  The credit facility also calls for the registrant to have interest coverage ratios for each fiscal quarter that are not less than 2.75:1 in the third quarter of 2005 and eventually rising to 4.25:1 by the fourth quarter of 2012.  The registrant is also restricted in the amount of capital expenditures that it can make for any fiscal year.  Capital expenditures cannot exceed $200 million for the fiscal year ending in 2005, with the amount allowed eventually rising to $250 million by the fiscal year ending in 2010.  If the registrant  does not spend $200 million in capital expenditures in any given fiscal year, the amount of difference may be carried forward and used over the next two fiscal years.  The FIS Credit Facilities include customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, the interest rate on all outstanding obligations will be increased and payments of all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated.  In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the FIS Credit Facilities will automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.

The foregoing summary is qualified in its entirety by reference to the text of the Credit Agreement dated as of March 9, 2005, among Fidelity National Information Solutions, Inc. and Fidelity National Tax Service, Inc., as Borrowers, Former FIS, the lenders party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, filed as Exhibit 10.1 to that certain Report on Form 8-K filed by Fidelity National Financial, Inc. on March 15, 2005; Amendment No. 1 and Addendum to such Credit Agreement, dated September 26, 2005, and filed as Exhibit 99.5 to this report; and that certain Joinder Agreement dated on or about February 1, 2006, by and between the registrant and Bank of America, N.A., as Administrative Agent under such Credit Agreement, filed as Exhibit 99.6 to this report.

Amended and Restated Stock Incentive Plan

At the special meeting of shareholders at which the Merger was approved, the registrant’s shareholders also approved the Amended and Restated Certegy Inc. Stock Incentive Plan (the “Amended and Restated Plan”) which previously had been approved by the Board of Directors, subject to the approval of the registrant’s shareholders and the consummation of the Merger.  With the closing of the Merger such plan became effective.

Changes to Prior Plan

The registrant’s board of directors originally adopted the Certegy Inc. Stock Incentive Plan (formerly known as the Certegy Inc. 2001 Stock Incentive Plan) effective as of June 15, 2001.  This plan was approved by Certegy’s sole shareholder, Equifax Inc., prior to the spin-off of Certegy from Equifax.  The plan was amended and restated by Certegy on February 28, 2002, which amendment and restatement was approved by Certegy’s shareholders on May 16, 2002, and the plan was again amended on June 18, 2004.  The Amended and Restated Plan differs from the prior plan in the following principal respects:

•                  the total number of shares of the registrant’s common stock authorized for issuance under the Amended and Restated Plan is 14,598,182 shares, which is 6 million more shares than were authorized for issuance under the prior plan;

•                  the Amended and Restated Plan deleted the “evergreen” provision contained in the prior plan, which would have automatically increased the number of shares available for issuance under the plan each year through 2008;

•                  no individual participant will be awarded option rights for more than 1 million shares during any calendar year, an increase of 650,000 shares over the previous annual limit for any individual; and

•                  the combined number of shares of restricted stock and restricted stock units (“RSU’s”) granted to any individual participant during any calendar year may not exceed 400,000 shares, an increase of 200,000 shares over the prior limit.

Plan Administration

The Compensation Committee of the registrant’s board of directors administers the Amended and Restated Plan.  The committee has the discretion to delegate to one or more of the registrant’s officers its authority and duties under the Amended and Restated Plan with respect to participants who are not subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934.  The committee has the right to terminate the Amended and Restated Plan at any time, or amend the Amended and Restated Plan, so long as the termination or amendment does not adversely affect any rights of any participant with respect to outstanding awards without that participant’s consent.

Eligibility

The committee or its delegate is authorized to make awards under the Amended and Restated Plan to any of the registrant’s officers or other key employees, or others performing services for the registrant or any officers, other key employees, or service providers of the registrant’s subsidiaries, and to award stock options, restricted stock or restricted stock units to the registrant’s non-employee directors.  The committee has discretion in selecting eligible participants.

Description of Awards

The committee or its delegate has the authority to award:

•                  stock options, including both incentive and non-qualified stock options;

•                  restricted stock; and

•                  restricted stock units, or RSU’s, which are rights to receive shares of common stock on a future date, or a cash payment for each unit equal to the fair market value of a share on such future date.

The total number of shares that may be issued pursuant to awards under the Amended and Restated Plan is 14,598,182 shares, of which 2,705,164 shares have been issued upon the exercise of options and 228,161 shares have already been delivered upon the lapse of the risk of forfeiture with respect to restricted stock and RSUs, in each case as of December 31, 2005.  The number of shares available will be adjusted to account for shares relating to awards that expire or are transferred, surrendered, or relinquished upon payment of any option price by transfer of shares or upon satisfaction of any withholding amount.  The total number of shares issued upon exercise of all incentive stock options under the plan will not exceed 10 million shares.  The total number of shares that may be issued pursuant to awards of restricted stock and RSU’s under the plan will not exceed 6 million shares.  These totals, and the individual limits described below, may be adjusted by the committee in its discretion to reflect any change in the number of shares of common stock due to any stock dividend, stock split, combination, recapitalization, merger, spin-off, or similar corporate transaction.

A more detailed description of the Amended and Restated Plan is set forth under the caption “Amended and Restated Certegy Inc. Stock Incentive Plan” in the registrant’s definitive proxy statement filed with the SEC in connection with the Merger on December 22, 2005.  The foregoing summary is qualified in its entirety by reference to the full text of the Amended and Restated Plan, which is filed as Exhibit 99.8 to this report.

Assumption of FIS Option Stock Plan

Under the Agreement and Plan of Merger, dated September 14, 2005 (the “Merger Agreement”), among the registrant, Former FIS, and C Co Merger Sub, LLC, a Delaware limited liability company wholly owned by the registrant (“Merger Sub”), in connection with the Merger the registrant assumed the Fidelity National Information Services, Inc. 2005 Stock Incentive Plan (the “FIS Plan”).

Plan Administration

The registrant’s board of directors, or, at its election, one or more committees of the board of directors, will administer the FIS Plan.  The board has the right to construe and interpret the FIS Plan, to make and modify awards at any time, to establish or change conditions applicable to awards or amend the FIS Plan, so long as any such action does not adversely affect any rights of any participant with respect to outstanding awards without that participant’s consent.  The board may amend, suspend, or terminate the FIS Plan at any time, provided that any amendment that increases the maximum number of shares issuable to any person or in the aggregate, changes the legal entity authorized to make awards under the FIS Plan, or materially changes the class of persons eligible for the grant of incentive stock options, requires the approval of the registrant’s shareholders.

Eligibility

The board is authorized to make awards under the FIS Plan to any director, officer, or consultant of the registrant or any of its subsidiaries.  The board has discretion in selecting eligible participants.

Description of Awards

The board has the authority to award:

•                  stock options, including both incentive and non-qualified stock options; and

•                  restricted stock and other stock awards.

The total number of shares that may be issued pursuant to awards under the Plan is 10,371,891 shares, of which 8,936,993 are subject to currently outstanding stock options granted as of March 9, 2005, April 26, 2005, and July 1, 2005.  The number of shares available will be adjusted to account for shares relating to awards that expire or are transferred, surrendered, or relinquished upon payment of any option price by transfer of shares or upon satisfaction of any withholding amount.

The foregoing summary is qualified in its entirety by reference to the full text of the FIS Plan, which is incorporated herein by reference to Exhibit 10.84 to the Annual Report on Form 10-K of Fidelity National Financial, Inc., filed March 16, 2005.

Option Grants

On February 1, 2006, the registrant granted options under the Amended and Restated Plan to each of Lee A. Kennedy, its President and Chief Executive Officer, and Jeffrey S. Carbiener, its Executive Vice President and Chief Financial Officer, in accordance with the terms of their employment agreements, which were previously filed as Exhibits 10.2 and 10.3, respectively, to the registrant’s Current Report on Form 8-K filed September 16, 2005.  The options were granted pursuant to the terms of option agreements, the forms of which are filed as Exhibits 99.10 and 99.11 to this report.

Amendments to Change in Control Letter Agreements

Prior to the Merger, the Compensation Committee approved amendments to the registrant’s change in control letter agreements with executives to ensure that such letter agreements and the benefits payable under such agreements comply with Section 409A of the Internal Revenue Code of 1986, as amended.  In general, these amendments specified payment dates with respect to all benefits payable under the agreements, and, with respect to many benefits, provided for a lump sum payments within five business days following termination of employment rather than reimbursement of expenses over a period of years.  With respect to payments for retiree medical coverage, each executive made a payment election which specified, to the extent applicable, whether the executive would be entitled to a single lump sum payment at the time of termination of employment or installment payments for the remainder of the executive’s life.  The amendments were set forth in a letter, the form of which is filed as Exhibit 99.36 to this report.

ITEM 1.02                                       TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Revolving Credit Agreement

In conjunction with the closing of the Merger, and upon entering into the interim term loan with SunTrust Bank described under the caption “Interim Term Loan” in Item 1.01 above, the registrant terminated its revolving credit facility with certain lenders for which SunTrust Bank served as Administrative Agent, which facility was provided for under that certain Revolving Credit Agreement, dated as of September 3, 2003, among the registrant, the lenders from time to time party thereto, SunTrust Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Documentation Agent, previously filed as Exhibit 10.34 to the registrant’s Registration Statement on Form S-4 filed September 26, 2003.

Annual Incentive Plan

In conjunction with the closing of the Merger, the registrant terminated its Annual Incentive Plan, which provided for the payment of annual cash incentives to officers and other employees based on the achievement of specified performance objectives.  The registrant’s Annual Incentive Plan was previously filed as Exhibit 10.46 to the registrant’s Current Report on Form 8-K filed February 10, 2005.

ITEM 2.01                                       COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On February 1, 2006, the registrant consummated a business combination (the “Merger”) with Former FIS pursuant to the Merger Agreement.  As a result, among other things:

•                  Former FIS merged into Merger Sub, which was the survivor of the merger, and each outstanding share of Former FIS common stock was converted into the right to receive 0.6396 shares of common stock of the registrant.

•                  The Former FIS Stockholders, including its then-majority stockholder Fidelity National Financial, Inc. (“FNF”), now own approximately 67.4% of the registrant’s outstanding common stock.  FNF itself now owns approximately 50.7% of the registrant’s outstanding common stock, taking into account shares acquired in the Merger and 1 million shares previously owned.

•                  The registrant declared a special cash dividend of $3.75 per share, or a total of approximately $236.4 million, payable to its shareholders of record on the close of business on the day prior to the day on which the Merger was consummated.

•                  The registrant changed its name from “Certegy, Inc.” to “Fidelity National Information Services, Inc.”.

•                  The registrant changed its New York Stock Exchange trading symbol from “CEY” to “FIS”.

•                  The board of directors of the registrant was reconstituted so that a majority of the board now consists of directors designated by the Former FIS Stockholders.  See Item 5.01 of this report.

Although in legal form the registrant acquired Former FIS, the Former FIS Stockholders now hold a majority of the shares of the registrant’s outstanding common stock.  Accordingly, for accounting and financial reporting purposes, the Merger will be treated as a reverse acquisition of Certegy Inc. by Former FIS under the purchase method of accounting pursuant to U.S. generally accepted accounting principles.

More detailed descriptions of the Merger and the Merger Agreement are set forth in the registrant’s definitive proxy statement filed with the SEC in connection with the Merger on December 22, 2005.  The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, which was filed as Exhibit 2.1 to the registrant’s Report on Form 8-K filed September 16, 2005.

ITEM 2.03                                       CREATION OF A DIRECT FINANCIAL OBLIGATION OR OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information provided in Item 1.01 of this report under the captions “Agreements Entered into at Closing of Merger—Interim Term Loan” and “—Joinder to Former FIS’s Credit Facility” is incorporated into this Item 2.03 by this reference.

ITEM 3.02                                       UNREGISTERED SALES OF EQUITY SECURITIES

As described in Item 2.01, the registrant issued 127,919,995 shares of its common stock to the Former FIS Stockholders in the Merger.  These shares were not registered under the Securities Act, but instead were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as a sale by the registrant not involving a public offering.  No underwriters were involved with the issuance of these shares.

ITEM 5.01                                       CHANGES IN CONTROL OF REGISTRANT

Issuance of Common Stock

As a result of the Merger, FNF and the other Former FIS Stockholders owned (after taking into account 1 million shares of the registrant’s common stock previously owned by FNF) approximately 67.4% of the registrant’s total outstanding shares, with FNF owning approximately 50.7%, in each case immediately following the Merger.

Board of Directors

Also as of the effective time of the Merger, and pursuant to a Shareholders Agreement entered into in conjunction with the Merger Agreement, the authorized number of directors constituting the registrant’s board of directors was increased from 8 to 10.  The members continue to be divided into three classes, as provided in the registrant’s articles of incorporation.  One member of the new board is the Chief Executive Officer of the registrant, Lee A. Kennedy, who previously served as Chairman of the board of directors and Chief Executive Officer of the registrant.  Three additional members of the new board were designated by the registrant’s prior board of directors from among their members, four members of the new board were designated by FNF, and the remaining two directors were designated by Former FIS Stockholders other than FNF as indicated below.

The new board is constituted as follows:

Class II Directors—Term Expiring 2006

•                  Phillip B. Lassiter, designated by the registrant’s prior board of directors, who remains on the board;

•                  William P. Foley, II (the Chairman and Chief Executive Officer of FNF), who also serves as Chairman of the registrant’s board of directors, and Daniel D. (Ron) Lane, each designated by FNF; and

•                  Thomas M. Hagerty, designated by Thomas H. Lee Parallel Fund V, L.P., a Former FIS Stockholder through its ownership in THL FNIS Holdings, LLC.

Class III Directors—Term Expiring 2007

•                  Keith W. Hughes, designated by the registrant’s prior board of directors, who remains on the board;

•                  Terry N. Christensen, designated by FNF; and

•                  the Chief Executive Officer of the registrant, Lee A. Kennedy (the registrant’s prior Chairman and Chief Executive Officer).

Class I Directors—Term Expiring 2008

•                  David K. Hunt, designated by the registrant’s prior board of directors, who remains on the board;

•                  Cary H. Thompson, designated by FNF; and

•                  Marshall Haines, designated by TPG Partners IV, L.P., a Former FIS Stockholder through its ownership in TPG FNIS Holdings, LLC.

Additional information concerning the board of directors and management of the registrant following the Merger, including certain biographical information regarding the newly-designated members of the board, is provided in the registrant’s definitive proxy statement filed with the SEC in connection with the Merger on December 22, 2005.  Additional information concerning the Shareholders Agreement was reported under the caption “The Shareholders Agreement” in Item 1.01 of the registrant’s Report on Form 8-K filed September 16, 2005.

ITEM 5.02                                       DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

As described under the caption “Board of Directors” in Item 5.01 of this report, which information is incorporated into this Item 5.02 by this reference, as of the effective time of the Merger, the size of the registrant’s board of directors was increased, and the membership of the board was reconstituted.  In connection therewith, the following directors of the registrant resigned on February 1, 2006:  Richard N. Child, Kathy Brittain White, and Kenneth A. Guenther.

Also in connection therewith, the registrant’s board of directors reconstituted the membership of its Audit, Compensation and Governance/Nominating Committees as follows:

•                  Audit Committee – Phillip B. Lassiter, Keith W. Hughes, and David K. Hunt

•                  Compensation Committee – Daniel D. (Ron) Lane, Thomas M. Hagerty, and Cary H. Thompson

•                  Governance/Nominating Committee – Thomas M. Hagerty, Terry N. Christensen, and Keith W. Hughes

Additionally, in connection with the Merger, on February 1, 2006, the employment of each of Larry J. Towe, the registrant’s President and Chief Operating Officer, and Michael T. Vollkommer, the registrant’s Executive Vice President and Chief Financial Officer, was terminated.  In their place, the registrant appointed Lee A. Kennedy as its President and Chief Executive Officer, and Jeffrey S. Carbiener as its Executive Vice President and Chief Financial Officer, effective February 1, 2006.  Certain biographical information concerning Messrs. Kennedy and Carbiener is set forth below.

Lee A. Kennedy, a director and the registrant’s President and Chief Executive Officer, served as a director and the registrant’s Chief Executive Officer from March 2001 to February 2006, and served as the registrant’s Chairman from his appointment to this position in February 2002 until February 2006.  Mr. Kennedy served as President and Chief Operating Officer and a director of Equifax Inc. from June 1999 until the registrant’s spin-off from Equifax on June 29, 2001, and returned to the Board of Directors of Equifax in May 2004.  From June 1997 to June 1999, Mr. Kennedy served as Executive Vice President and Group Executive of Equifax.  From July 1995 to July 1997 he served as President of Equifax Payment Services, a division of Equifax.

Jeffrey S. Carbiener, the registrant’s Executive Vice President and Chief Financial Officer, served as the registrant’s Executive Vice President and Group Executive—Check Services from June 2001 until February 2006.  Mr. Carbiener previously served as Senior Vice President, Equifax Check Solutions, a unit of Equifax Inc., from February 1998 until June 2001. Prior to that, he held various other positions with Equifax business units since 1991.

ITEM 5.03                                       AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

In connection with the Merger, the registrant’s Articles of Incorporation were amended to change the name of the registrant from “Certegy Inc.” to “Fidelity National Information Services, Inc.”; to increase the number of shares of common stock authorized for issuance by 300 million shares, to an aggregate of 600 million authorized shares of common stock; and to increase the number of shares of preferred stock authorized for issuance by 100 million shares, to an aggregate of 200 million authorized shares of preferred stock.  The Amended and Restated Articles of Incorporation of the registrant are filed as Exhibit 3.1 to this report.

ITEM 8.01                                       OTHER EVENTS

Prior to the Merger described under Item 2.01 of this report, Former FIS and its subsidiaries were party to various “intercompany agreements” with Fidelity National Financial, Inc. (“FNF”), which owned 75% of Former FIS, Fidelity National Title Group, Inc. (“FNT”), which is a majority-owned subsidiary of FNF, and/or FNF’s and FNT’s respective affiliates.  On February 1, 2006, in connection with the closing of the Merger, many of the intercompany agreements were amended and restated.  Some of the original intercompany agreements were not changed as a result of the Merger.  The amended and restated intercompany agreements are based substantially on the versions of the intercompany agreements that were originally executed in March 2005.  Many of those original agreements were substituted in September 2005 with agreements that reflected FNF’s assignment of certain rights and obligations under the original agreements to its subsidiary FNT.

The primary reasons for amending and restating the intercompany agreements were to remove the rights of certain Former FIS Stockholders to approve changes in the agreements (approval of amendments will instead be left to the discretion of the contracting parties) and to revise the provisions that would have triggered a right by FNF or its affiliates to terminate the agreements as a result of the Merger.  Additional changes to these agreements have been made in order to reflect the effect of the Merger on the registrant’s overall corporate structure post-Merger.  Another reason for amending the intercompany agreements was to ensure that the rights and obligations covered by the intercompany agreements before the Merger would be properly allocated among the post-Merger entities.

The amended and restated agreements are filed as Exhibits 99.12 through 99.32 to this report.  The following summaries are qualified in their entirety by reference to the text of such exhibits.  The agreements described herein do not constitute all of the intercompany agreements between the registrant or its subsidiaries and FNF, FNT or their respective affiliates.  Additional intercompany agreements that are not being amended and restated in connection with the Merger are described under the caption “Certain Relationships and Related Transactions with FNF and FNT” in the registrant’s definitive proxy statement filed with the SEC in connection with the Merger on December 22, 2005.

Arrangements with FNT

Amended and Restated Corporate Services Agreements

The registrant is a party to an Amended and Restated Corporate Services Agreement with FNT under which FNT provides corporate and other support services to the registrant.  This agreement governs the provision by FNT to the registrant of certain corporate support services, which may include:

•                  accounting (including statutory accounting services);

•                  corporate, legal, and related services;

•                  purchasing and procurement services;

•                  travel services; and

•                  other general administrative and management services.

As of the effective time of the Merger, the registrant and FNT also amended and restated their Reverse Corporate Services Agreement under which the registrant provides FNT with access to legal services, human resources and employee benefits administration, and access to services with respect to a mainframe computer system.  This agreement has been revised to reflect the parties’ agreement that the mainframe computer services provided by the registrant will be phased out within one year of the effective date of the Merger, and to reflect the understanding of the parties that the registrant will not be obligated to provide FNT with legal services if doing so would pose a conflict of interest for the registrant (a similar provision is also included in the Corporate Services Agreement).

Provision of Services and Allocation of Costs

Under the corporate services agreements, the providing party renders services under the oversight, supervision, and approval of the receiving party.  The receiving party has the right to purchase goods or services and realize other benefits and rights under the providing party’s agreements with third-party vendors to the extent allowed by those vendor agreements, during the term of the agreements.

Pricing and Payment Terms

The pricing for the services provided by the registrant to FNT, and by FNT to the registrant, under the corporate services agreements is on a cost-only basis, with each party in effect reimbursing the other for costs and expenses incurred in providing these corporate services to the other party.  Under the Amended and Restated Corporate Services Agreement, FNT’s costs and expenses are determined and reimbursed by the registrant as follows:  (1) all out-of-pocket expenses and costs incurred by FNT on the registrant’s behalf are fully reimbursed, and (2) all of FNT’s staff and employee costs and expenses associated with performing services under this agreement, including compensation paid to FNT’s employees performing these corporate services as well as general overhead associated with these employees and their functions, are allocated based on the percentage of time that FNT’s employees spend on providing corporate services to the registrant under this agreement.  The registrant’s costs and expenses incurred in providing corporate services to FNT are similarly determined and reimbursed.  The costs and expenses under the corporate services agreements are invoiced by each party to the other on a monthly basis in arrears, and payments are expected to be made in cash within thirty days after invoicing.

Duration and Effect of Termination

The corporate services agreements continue in effect as to each service covered by the agreements until the party receiving the services notifies the other party, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested.  However, the corporate services agreements will terminate after six months from a change of control of the registrant (which specifically excludes the Merger).  In addition, services to be provided to any subsidiary will terminate on the date that the entity ceases to be a subsidiary of the party receiving the services.  Under the corporate services agreements, if the party providing the services receives notice that the party receiving services would like to terminate a particular service, and the providing party believes in good faith that, notwithstanding its reasonable commercial efforts, the termination will have a material adverse impact on the other services being provided, then the party providing services can dispute the termination, with the dispute being resolved through the dispute resolution generally applicable to the agreement.  Further, in the event that the party receiving the services is unable to complete its transition efforts prior to the termination date established for any particular corporate service, the party receiving the services can extend the termination date for up to thirty additional days.

Amended and Restated Starters Repository and Back Plant Access Agreements

The registrant is a party to an Amended and Restated Starters Repository Agreement and an Amended and Restated Back Plant Access Agreement with FNT whereby certain subsidiaries of the registrant have access and use certain title records owned by FNT’s title company subsidiaries.  The subsidiaries of the registrant covered by these agreements are granted access to (1) the database of previously issued title policies and title policy information (the “starters repository”), and (2) certain other physical title records and information (the “back plant”), and are permitted to use the retrieved information solely in connection with the issuance of title insurance products that the registrant offers as part of its business.  The starters repository consists of title records and information used in previously issued title insurance policies.  The back plant consists of physical, paper title records that are generally only used in the event that the electronically-stored title information is corrupted or otherwise unavailable or incomplete.  Thus, the back plant access is infrequent and has been made available to the registrant and its subsidiaries so as to ensure access to needed title information only in the event the electronic databases fail.  The registrant’s subsidiaries that are covered by these agreements may create proprietary means of technical access to the starters repository, but this does not apply to the back plant since the back plant consists of physical documents and records that cannot be accessed electronically.  FNT’s applicable title company subsidiaries retain ownership of the starters repository, the back plant, and all related programs, databases, and materials.

The registrant pays fees to FNT for the access to the starters repository and the back plant and reimburses FNT’s subsidiaries for payment of certain taxes and government charges.  The fees payable under the Amended and Restated Starters Repository Agreement were based on the parties’ evaluation of the market price for access and successful retrievals from starters repository/databases, the anticipated volume of successful retrievals from the starters repository database, and the geographic scope of the available starters repository database.  Due to the infrequent nature of the access to the back plant and its limited usefulness, there are no fees payable under the Amended and Restated Back Plant Access Agreement, other than reimbursement of costs incurred by FNT in allowing the registrant and its subsidiaries to access the back plant.  These costs include reproduction, transport of paper records and files, and fees to local land recording offices and search services.  The registrant indemnifies FNT for third party claims arising from any errors or omissions in the starters repository and the back plant or the provision of access under the agreements.  In addition, the registrant is responsible for costs incurred as a result of unauthorized access to the database and records.  With regard to dispute resolution, if either the registrant or FNT institutes an action against the other party for breach, such other party has the option, within thirty days of the notice of such action, to institute an arbitration proceeding and stay the other action.

Duration and Termination

These agreements, each as amended and restated, are effective for a ten-year period commencing on the effective date of the Merger, with automatic renewal, and may be terminated by mutual agreement of the parties or upon five years’ prior written notice given after the fifth anniversary of the effective date of the agreement, except in the case of a default in performance, in which case the agreement may be terminated immediately if the default is not cured within thirty days after notice (with provisions that permit an extension of the thirty-day cure period under certain circumstances).  In addition, each of these agreements may be terminated in the event of a change of control of either the registrant or FNT (which specifically excludes the Merger).

Amended and Restated License and Services Agreement

The registrant is a party to an Amended and Restated License and Services Agreement with FNT dated as of the effective date of the Merger.  Under this agreement, FNT conducts business on behalf of the registrant’s subsidiaries that operate as title agents in certain limited jurisdictions in which the subsidiaries otherwise lack ready access to title plants, and pays to the registrant’s subsidiaries the associated revenues, with the subsidiaries bearing the related costs.  This arrangement was originally entered into by FNF when Former FIS was established and the title agency businesses, which then operated as divisions of FNT’s title insurers, were transferred to Former FIS.  FNT licenses from the registrant the use of certain proprietary business processes and related documentation in certain geographic areas.  In addition, under this agreement, the registrant provides FNT with oversight and advice in connection with the implementation of these business processes, including responsibility by the registrant for maintaining the computer hardware, software systems, telephone and communication equipment as well as sales support services.  In exchange for these business processes and documentation and oversight and advisory services, FNT pays fees to the registrant equal to the aggregate earnings generated through or as a result of these proprietary business processes and documentation.  Fees are billed monthly based on presentation of an invoice schedule showing the revenues generated during the prior month.  The registrant retains ownership of the proprietary business processes and documentation and is responsible for defending any claims brought by third parties against FNT for infringement based upon the business processes licensed to the registrant under the Amended and Restated License and Services Agreement.  FNT is responsible for defending any claims brought by third parties against the registrant for infringement based upon any services FNT undertakes that relate to this agreement but are outside the agreement’s permitted scope.  The registrant and FNT each agree to indemnify each other for property damage arising out of any negligence, breach of statutory duty, omission or default in performing their respective obligations under the Amended and Restated License and Services Agreement.  With regard to dispute resolution, the agreement includes procedures by which the parties can attempt to resolve disputes amicably, but if those disputes cannot be resolved timely, then arbitration proceedings can be instituted.

Duration and Termination

Subject to certain early termination provisions, the Amended and Restated License and Services Agreement continues in effect until either (1) the registrant acquires its own direct access to title plants in the relevant geographic area or (2) FNT builds or otherwise acquires title plants for the relevant geographic area and provide access thereto to the registrant on terms acceptable to the registrant.  The Amended and Restated License and Services Agreement may also be terminated as to all or a portion of the relevant geographic area by mutual agreement of the parties or upon five years’ prior written notice given after the fifth anniversary of the effective date of the agreement, except in the case of a default in performance, in which case the agreement may be terminated immediately if the default is not cured within thirty days after notice (with provisions that permit an extension of the thirty-day cure period under certain circumstances).  The Amended and Restated License and Services Agreement may also be terminated in the event of a change of control of either the registrant or FNT (which specifically excludes the Merger).

Amended and Restated Lease Agreement

The registrant is a party to an Amended and Restated Lease Agreement, dated as of the effective date of the Merger, pursuant to which a subsidiary of the registrant leases certain portions of the registrant’s Jacksonville, Florida headquarters corporate campus to FNT.  This agreement was originally entered into in March 2005 between FNF and Former FIS.  This lease arrangement continues until December 31, 2007.  The lease terms are believed to be commensurate with those found in the local real estate market.

Pricing and Payment Terms

Under the lease, FNT pays base rent for the space that it leases, initially approximately 484,586 rentable square feet, at an annual rate of $23.05 per rentable square foot, in equal monthly installments paid in advance on the first day of each calendar month.  If FNT fails to pay timely, a default rate applies.  In addition to paying base rent, for each calendar year, FNT is obligated to pay registrant, as additional rent, FNT’s share of the landlord’s reasonable estimate of operating expenses for the entire facility that are in excess of the operating expenses (subject to certain exclusions) applicable to the 2004 base year.  FNT is also liable to the landlord for its entire cost of providing any services or materials exclusively to FNT.  The registrant does not anticipate FNT will request any exclusive services from the landlord, in its capacity as landlord, during calendar years 2006 or 2007.

In the lease, the parties acknowledge that during the term of the lease, there will be reallocations of office space among the registrant (including its landlord subsidiary), FNT and certain other entities that are affiliates of FNF, including one or more reallocations during calendar year 2006.  The lease provides that the rentable square footage that FNT leases may, by mutual agreement, increase or decrease from time to time during the term of the lease.  In that event, the parties will memorialize the changes in the rentable square footage and the monthly base rent, which will be re-calculated based on the rentable square foot leased to FNT as a percentage of the total rentable square foot of office space available at the Jacksonville corporate campus.

The amount allocated by registrant to FNT for office space costs at the registrant Jacksonville, Florida headquarters building for the portion of the buildings utilized by FNT and FNT’s subsidiaries during 2004 was $2.8 million.  During 2005, there were some changes in the allocations of rentable square footage as among the registrant, FNT and FNF, and it is anticipated that additional changes in the allocations of rentable square footage will take place during 2006.

Amended and Restated Master Information Technology Services Agreement

The registrant is a party to an Amended and Restated Master Information Technology Services Agreement with FNT, dated as of the effective date of the Merger, pursuant to which the registrant and the registrant’s subsidiaries provide various services to FNT and FNT’s affiliates, which services are substantially similar in nature to the services that Former FIS has historically provided to subsidiaries of FNT and to FNF, such as IT infrastructure support, data center management, and software sales.  Under this agreement, FNT has designated certain services as high priority critical services required for FNT’s business.  These include: managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery, and business continuity.  The registrant has agreed to use reasonable best efforts to provide these core services without interruption throughout the term of the Amended and Restated Master Information Technology Services Agreement, except for scheduled maintenance.

Terms of Provision

The Amended and Restated Master Information Technology Services Agreement sets forth the specific services to be provided and provides for statements of work and amendment as necessary.  The registrant may provide the services itself or through one or more subcontractors that are approved by FNT, but it is fully responsible for compliance by each subcontractor with the terms of the agreement.

The Amended and Restated Master Information Technology Services Agreement includes, as part of the agreement, various base services agreements, each of which includes a specific description of the service to be performed as well as the terms, conditions, responsibilities, and delivery schedules that apply to a particular service.  Any new terms, conditions, responsibilities, and delivery schedules that may be agreed to by the parties during the term of the agreement will be added as part of one of the base services agreements or the Amended and Restated Master Information Technology Services Agreement itself.  FNT is also able to request services that are not specified in the agreement.  These additional services are provided on terms proposed by FNT to the registrant and, if the registrant and FNT agree on the terms, a new statement of work or amendment will be executed.  In addition, if requested by FNT, the registrant will continue to provide, for an appropriate fee, services to FNT that are not specifically included in the Amended and Restated Master Information Technology Services Agreement if those services were provided to FNT by the registrant or the registrant’s subcontractors in the past.

The agreement provides for specified levels of service for each of the services to be provided, including any additional services that the registrant agrees to perform pursuant to amendments to the agreement or additional statements of work.  If the registrant fails to provide service in accordance with the applicable service levels, then the registrant is required to correct its failure as promptly as possible (and in any event, within five days of the failure recognition) at no cost to FNT.  The registrant is also required to use reasonable efforts to continuously improve the quality and efficiency of its performance.  If either the registrant or FNT find that the level of service for any particular service is inappropriate, ineffective or irrelevant, then the parties may review the service level and, upon agreement, adjust the level of service accordingly.  FNT will be permitted to audit the registrant’s operations, procedures, policies and service levels as they apply to the services under the agreement.  In addition, at least every year during the term of the agreement, the registrant will conduct a customer satisfaction survey.

The registrant may provide the services under the Amended and Restated Master Information Technology Services Agreement from one or more of its technology centers or other data centers that it designates within the United States.  The registrant must also maintain and enforce safety and security procedures that are at least equal to industry standards and are as rigorous as those in effect on the effective date of the agreement.  The agreement contains provisions regarding privacy and confidentiality and requires each of the parties to use at least the same standard of care in the protection of confidential information of the other party as it uses in the protection of its own confidential or proprietary information, but in no event less than a reasonable level of protection.

Pricing and Payment Terms

Under the Amended and Restated Master Information Technology Services Agreement, FNT is obligated to pay the registrant for the services that FNT and FNT’s affiliates utilize, calculated under a specific and comprehensive pricing schedule negotiated on an arms-length basis.  Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided by the registrant and the complexity of the technical analysis and technology support provided by the registrant.

Duration and Effect of Termination

The Amended and Restated Master Information Technology Services Agreement is effective for a term of five years unless earlier terminated in accordance with its terms.  FNT has the right to renew the agreement for a single one-year period or a single two-year period, by providing a written notice of its intent to renew at least six months prior to the expiration date.  Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term.  FNT may also terminate the Amended and Restated Master Information Technology Services Agreement or any particular statement of work or base services agreement on six months’ prior written notice.  In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.  FNT may also terminate the agreement if there is a change in the ownership or control of the registrant whereby a direct competitor of FNT owns or controls the registrant (excluding changes resulting from the Merger), as more fully defined by the terms of the Amended and Restated Master Information Technology Services Agreement.

Amended and Restated SoftPro Software License Agreement

A subsidiary of the registrant is a party to an Amended and Restated Software License Agreement pursuant to which FNT licenses, for the benefit of FNT’s title insurance subsidiaries, the use of certain proprietary software, related documentation, and object code for a package of software programs and products known as “SoftPro.”

The SoftPro software is a related series of software programs and products that have historically been used, and continue to be used, in various locations by a number of FNT’s title insurance subsidiaries, including CTI, Fidelity National Title Insurance Company, and Ticor Title Insurance Company.  In addition to the use license, under this agreement, upon the occurrence of certain events, such as the bankruptcy of the registrant’s subsidiary, a breach of a material covenant, or the subsidiary’s notification to FNT that it has ceased to provide maintenance or support for SoftPro, then subject to certain conditions, FNT will also receive the SoftPro source code for purposes of integration, maintenance, modification and enhancement.  FNT will also receive the SoftPro source code if the registrant’s subsidiary fails to fulfill FNT’s requests for development or integration services or FNT cannot reach agreement on the commercial terms for that development.  The registrant’s subsidiary receives fees from FNT for the use of the SoftPro software based on the number of workstations and the actual number of SoftPro software programs and products used in each location.  Fees are billed monthly based on presentation of an invoice.  During the term of the agreement, the registrant’s subsidiary retains ownership of SoftPro and is responsible for defending any claims brought by third parties against FNT for infringement based upon the software.  The registrant’s subsidiary and FNT each agree to indemnify each other for property damage arising out of any negligence, breach of statutory duty, omission or default in performing their respective obligations under the Amended and Restated Software License Agreement.  With regard to dispute resolution, the agreement includes procedures by which the parties can attempt to resolve disputes amicably, but if those disputes cannot be resolved timely, then arbitration proceedings can be instituted.

While the SoftPro Amended and Restated Software License Agreement is perpetual, FNT can terminate the license on not less than 90 days’ prior notice.  In addition, if FNT discloses any of the SoftPro software, or a material part of the documentation related thereto, to a competitor of the registrant, then if FNT fails to discontinue the unauthorized disclosure after a 30-day cure period, SoftPro may terminate the license as to the portion of the SoftPro software that FNT so disclosed on 30 days’ notice.  In that event, the registrant would also retain the right to pursue other remedies, including claims for damages, for the unauthorized disclosure.

Additional Amended and Restated Software License Agreements

A subsidiary of the registrant is a party to three amended and restated software license agreements with a subsidiary of FNT with respect to three software programs known as OTS/OTS GOLD, SIMON, and TEAM, which are owned by FNT.  The OTS/OTS GOLD software is an application used in order tracking.  The SIMON software is used in title and escrow production.  The TEAM software is also used in the title business.

Under these license agreements, the FNT subsidiary grants the registrant’s subsidiary a worldwide, non-exclusive, perpetual and irrevocable right to use the licensed software and certain bundled third party software in return for the licensee’s payment of fees specified on exhibits to the amended and restated license agreements.  The license agreements stipulate certain circumstances under which the licensee is granted access to the source code to the licensed software.

The FNT subsidiary may terminate the licenses if the licensee discloses the software to a competitor of FNT and a subsidiary of the licensee ceases being able to used the licensed software if it is no longer a subsidiary of the licensee.

Amended and Restated Cross Conveyance and Software Development and Property Allocation Agreements

A subsidiary of the registrant is a party to an Amended and Restated Cross Conveyance and Joint Ownership Agreement, dated as of the effective date of the Merger, with an FNT subsidiary whereby the parties have conveyed their respective interests in certain proprietary software, known as “eLender,” so that both parties are the joint owners of the software.  Under the agreement each party conveys an undivided half interest in the eLender software to the other party.  This agreement also sets forth the terms and conditions under which they will have joint ownership of the eLender software.

A subsidiary of the registrant is also a party to an Amended and Restated Software Development Agreement and Property Allocation Agreement with an FNT subsidiary whereby the parties have agreed to further develop the jointly owned eLender software.  Each party owns an undivided one-half interest in the developed software.  This agreement expires on

December 31, 2006, but may be extended by the FNT subsidiary for additional 1-year increments beginning January 1, 2007 (with 90 days prior written notice).  This agreement may be terminated by mutual agreement or in the event of a breach that remains uncured for more than 30 days (subject to extension in certain circumstances).

One of the registrant’s subsidiaries is a party to a joint software development and ownership agreement with an FNT subsidiary whereby the registrant’s subsidiary provides development services for proprietary software, known as “Titlepoint,” to be used in connection with the title plants owned by FNT’s title insurance subsidiaries.  Pursuant to this agreement, FNT’s subsidiary pays fees and expenses to the registrant’s subsidiary for development services per FNT’s specifications.  Upon delivery by the registrant’s subsidiary of software that meets acceptance criteria, both parties will jointly own the developed software.  This agreement expires forty-five days after acceptance of the agreed upon software releases, but may be terminated prior to that time by mutual agreement or in the event of a breach that remains uncured for more than 30 days (subject to extension in certain circumstances).

Agreements Relating to Real Estate Title Information

Subsidiaries of the registrant are party to several amended and restated agreements with FNT that relate to the maintenance or management of FNT’s title plants and the use of those title plants.  These agreements are described below.

Amended and Restated Master Title Plant Access Agreement

A subsidiary of the registrant is a party to an Amended and Restated Master Title Plant Access Agreement, dated as of the effective date of the Merger, with an FNT subsidiary which sets for the terms under which the registrant’s subsidiary will provide access to the title plants that it manages on behalf of various owners to FNT’s subsidiary in exchange for an access fee and exclusivity arrangement from FNT’s subsidiary.  For access, FNT’s subsidiary pays the registrant’s subsidiary an access fee on a plant-by-plant basis that is generally consistent with current intercompany charges for such access.

The agreement has an indefinite term but may be terminated by mutual agreement of the parties, by one party upon the occurrence of an uncured material breach of the agreement by the other party or the bankruptcy of the other party or upon a change of control of the other party (with change of control events not including the Merger).  In addition, either party may terminate the agreement upon five years prior written notice given after the fifth anniversary of the effective date of the agreement.

The registrant’s subsidiary accepts no liability under the master title plant access agreement for any errors in the title plant information.  FNT’s subsidiary is required to indemnify the registrant’s subsidiary from claims brought by any of the customers of FNT’s subsidiary arising out of errors in title plant data furnished pursuant to this agreement.

Amended and Restated Title Plant Master Services Agreement

A subsidiary of the registrant entered into an Amended and Restated Title Plant Master Services Agreement with a subsidiary of FNT on the effective date of the Merger under which the registrant’s subsidiary provides FNT’s subsidiary certain title plant services related to title plant construction in California, Oregon and Washington.  The registrant’s subsidiary also agrees to perform certain other services requested by the Chairman of FNF and FNT’s subsidiary.

The term of the agreement continues until there is no longer any work to be performed under the agreement.  The agreement may be terminated sooner if the parties mutually agree to do so or by one party to the agreement if the other party materially breaches the agreement and does not cure the breach during a stipulated cure period.

Assignment, Assumption and Novation Agreement

In order to assume the rights and obligations of Former FIS under certain agreements that were previously entered into by FNT, the registrant entered into an assignment, assumption and novation agreement with Former FIS with respect the corporate services agreement and the reverse corporate services agreement.  FNT and its relevant subsidiaries have consented to this assignment and assumption arrangement and entered into a novation of each of these agreements with the registrant.  The consideration for the assumption by the registrant of the obligations under the novated corporate services agreements is the assumption and assignment to the registrant of all rights and interests under these agreements and no other consideration will be paid under the assignment, assumption and novation agreement.

Arrangements with FNF

FNF Corporate Services Agreement

As of the effective date of the Merger, the registrant entered into a separate Corporate Services Agreement with FNF, pursuant to which FNF has agreed to provide the registrant with corporate and other support services.  These services include:

•                  senior management services, including the time and attention of its chief executive officer, chief financial officer, and other senior officers;

•                  corporate accounting services;

•                  corporate finance and mergers and acquisitions services;

•                  corporate legal and other related services, including SEC and regulatory reporting, investor relations and communications services;

•                  internal auditing services;

•                  treasury, cash management, and related services;

•                  tax services;

•                  risk management and corporate insurance services; and

•                  other general administrative and management services.

The terms and provisions of the FNF Corporate Services Agreement are generally similar to those in the amended and restated corporate services and reverse corporate services agreements between the registrant and FNT, except for the services provided by FNF.

Amended and Restated Employee Matters Agreement

The Amended and Restated Employee Matters Agreement provides for certain employees of the registrant to participate in various employee benefit plans and programs sponsored by FNF.  Specifically, employees of Former FIS, and certain FIS employees who are hired after the effective date of the Merger, will be eligible (subject to generally applicable plan limitations and eligibility conditions) to participate in FNF’s 401(k) plan, non-qualified deferred compensation plan, employee stock purchase plan, and its health, dental, disability, and other welfare benefit plans until the registrant establishes its own plans.  The agreement requires that the registrant establish such plans and programs no later than December 31, 2006.

The agreement requires FNF to provide at least 30 days prior written notice to the registrant of any termination or material amendment of the FNF-sponsored plans and precludes FNF from amending the plans in a manner that materially changes the benefits provided to the registrant’s employees or the cost of such benefits, without the consent of the registrant.  The agreement gives the registrant the right to terminate the participation of registrant in the FNF-sponsored plans at any time in its discretion upon reasonable notice to FNF.  Also, the agreement contains dispute resolution provisions comparable to those in the Amended and Restated Corporate Services Agreement.

Under the Amended and Restated Employee Matters Agreement, as long as the employees of the registrant participate in FNF’s plans, the registrant will be required to contribute to the plans the cost of its employees’ participation in such plans.  Such costs will include, for example, payment of 401(k) matching contributions for the registrant’s employees and payment of the employer portion of the cost of health, dental, disability and other welfare benefits provided to the registrant’s employees.

The contributions the registrant will be required to make to FNF’s plans under the Amended and Restated Employee Matters Agreement depends on factors that cannot be predicted with certainty at this point, such as the level of employee participation and the costs of providing health, dental and other benefits.

To the extent the employees of Former FIS hold FNF stock-based incentives, such as FNF stock options or restricted stock, related accounting charges under SFAS 123 or SFAS 123R will be allocated to the registrant by treating any such accounting charges that are recognized by FNF as FNF contributions to the capital of the registrant.

Tax Matters Agreement Amendment

The Tax Matters Agreement provides for the allocation and payment of taxes for periods during which Former FIS and FNF were included in the same consolidated group for federal income tax purposes or the same consolidated, combined, or unitary returns for state tax purposes, and various related matters.  Under the agreement, Former FIS and FNF are limited in their ability to amend returns if the amendment would result in an increase of the tax liability of either party.

In connection with the Merger, the parties have agreed to amend the Tax Matters Agreement for purposes of clarifying that FNF will indemnify the registrant and its subsidiaries (including Former FIS) against liability for any taxes allocable to FNF, FNT or any of their respective subsidiaries (other than the registrant or any of its subsidiaries) under the Tax Matters Agreement.

Each corporation that is a member of a consolidated group during any portion of the group’s tax year is severally liable for the federal income tax liability of the group for that year.  As a result, the registrant could be liable in the event federal tax liability allocated to FNF is incurred but not paid by FNF or any other member of FNF’s consolidated group for years the registrant was part of the FNF consolidated group.  In this event, the registrant would be entitled to indemnification by FNF.

Amended and Restated Intellectual Property Cross License Agreement

Historically, Former FIS and its subsidiaries were permitted, as subsidiaries of FNF, to utilize various trademarks, copyrights, trade secrets and know-how, patents, and other intellectual property owned by FNF and its other subsidiaries.  Likewise, FNF and its other subsidiaries were permitted to utilize various trademarks, copyrights, trade secrets and know-how, patents and other intellectual property owned by Former FIS and its subsidiaries but used by them in the conduct of their business.  The cross licenses between the two groups of companies have been preserved in this Agreement.

This agreement governs the respective responsibilities and obligations between the registrant and FNF with respect to the applicable intellectual property.  The intellectual property licensed by FNF to the registrant will include the use of the name “Fidelity National” and the logo widely used by the registrant and its subsidiaries.

Terms of the Cross License

The intellectual property licensed by or to the registrant, and by or to FNF, relates to a variety of aspects of the lines of business in which the registrant and FNF and their respective subsidiaries are engaged.  With respect to each item of intellectual property licensed, the party that owned the intellectual property originally continues to own the item, but has granted a broad license for use of the intellectual property item to the other party without giving up any ownership rights.  Subject to certain limitations and early termination events (limited to bankruptcy, insolvency, and the like), the licenses are perpetual, irrevocable, and non-terminable. In addition, as to each item of intellectual property, the license to any subsidiary terminates on the date that the entity ceases to be a subsidiary of the party receiving the benefit of the license.  The licenses are also non-exclusive and allow the licensing party to fully utilize its intellectual property, including the granting of licenses to third parties.

Pricing and Payment Terms.

Given the nature of the intellectual property to be licensed and the historical relationship between the parties, the registrant and FNF determined that the licenses to each party should be royalty-free with the consideration for each party’s license of its intellectual property being the receipt of a license of the other’s intellectual property.  As a result, no payments will be made to the registrant or received by the registrant under the intellectual property cross license agreement.

ITEM 9.01                                       FINANCIAL STATEMENTS AND EXHIBITS

(a)                                  Financial statements of businesses acquired

The following historical audited financial statements and related notes of Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries and affiliates, together with the report thereon signed by KPMG LLP, are filed as Exhibit 99.33 to this report:

•                  Report of Independent Registered Public Accounting Firm

•                  Combined Balance Sheets as of December 31, 2004 and 2003;

•                  Combined Statements of Earnings for the years ended December 31, 2004, 2003 and 2002;

•                  Combined Statements of Equity and Comprehensive Earnings for the years ended December 31, 2004, 2003 and 2002;

•                  Combined Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002; and

•                  Notes to the Combined Financial Statements.

The following historical unaudited financial statements and related notes of Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries and affiliates, are filed as Exhibit 99.34 to this report:

•                  Unaudited Condensed Consolidated and Combined Balance Sheets as of September 30, 2005 and December 31, 2004;

•                  Unaudited Condensed Consolidated and Combined Statements of Earnings for the Nine Months Ended September 30, 2005 and 2004;

•                  Unaudited Condensed Consolidated and Combined Statements of Cash Flows for the Nine Months Ended September 30, 2005 and 2004;

•                  Notes to the Unaudited Condensed Consolidated and Combined Financial Statements;

(b)                                 Pro forma financial information

The following unaudited pro forma combined financial data of Certegy Inc., a Georgia corporation, and Fidelity National Information Services, Inc., a Delaware corporation, is filed as Exhibit 99.35 to this report:

•                  Unaudited Pro Forma Combined Balance Sheet as of September 30, 2005;

•                  Unaudited Pro Forma Combined Statement of Continuing Operations for the Nine Months Ended September 30, 2005; and

•                  Unaudited Pro Forma Combined Statement of Continuing Operations for the Year Ended December 31, 2004.

(d)                                 Exhibits.

Exhibit Number	Description

2.1

Agreement and Plan of Merger among Certegy Inc., C Co Merger Sub, LLC and Fidelity National Information Services, Inc. dated as of September 14, 2005 (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K, filed September 16, 2005)

3.1	Amended and Restated Articles of Incorporation of Fidelity National Information Services, Inc.

3.2	Amended and Restated Bylaws of Fidelity National Information Services, Inc.

23.1	Consent of Independent Registered Public Accounting Firm (KPMG LLP)

99.1	Registration Rights Agreement, dated as of February 1, 2006, among Fidelity National Information Services, Inc., f/k/a Certegy Inc., and the securityholders named therein

99.2	Term Loan Agreement, dated as of January 31, 2006, by and between Certegy Inc., as Borrower, and SunTrust Bank, as Administrative Agent and Lender

99.3	Term Loan Note, dated as of January 31, 2006, issued by Certegy Inc. to and for the benefit of SunTrust Bank

99.4

Credit Agreement, dated as of March 9, 2005, among Fidelity National Information Solutions, Inc., Fidelity National Tax Service, Inc., Fidelity National Information Services, Inc., and various financial institutions (the “FIS Credit Agreement”) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Fidelity National Financial, Inc., filed March 15, 2005)

99.5	Amendment No. 1 and Addendum, dated as of September 26, 2005 and effective as of February 1, 2006, to the FIS Credit Agreement

Exhibit Number	Description

99.6	Joinder Agreement, dated as of February 1, 2006, by and between Fidelity National Information Services, Inc. and Bank of America, N.A., under the FIS Credit Agreement

99.7

Subsidiary Guaranty Supplement, dated as of February 1, 2006, by Certegy Card Services, Inc. Certegy Check Services, Inc., Certegy E-Banking Services, Inc., Certegy First Bankcard Systems, Inc., Certegy Payment Services, Certegy Payment Recovery Services, Inc., Certegy Transaction Services, Inc., Crittson Financial Corporation, GameCash Inc., Game Financial Corporation, and Game Financial Corporation of Wisconsin, under the FIS Credit Agreement

99.8	Amended and Restated Certegy Inc. Stock Incentive Plan

99.9

Fidelity National Information Services, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.84 to the Annual Report on Form 10-K of Fidelity National Financial, Inc., filed March 16, 2005)

99.10	Form of Option Agreement between Fidelity National Information Services, Inc. and Lee A. Kennedy

99.11	Form of Option Agreement between Fidelity National Information Services, Inc. and Jeffrey S. Carbiener

99.12	Amended and Restated Corporate Services Agreement, dated as of February 1, 2006, between Fidelity National Title Group, Inc. and Fidelity National Information Services, Inc.

99.13	Amended and Restated Reverse Corporate Services Agreement, dated as of February 1, 2006, between Fidelity National Title Group, Inc. and Fidelity National Information Services, Inc.

99.14	Amended and Restated Starters Repository Access Agreement, dated as of February 1, 2006, among Fidelity National Title Group, Inc. and Fidelity National Information Services, LLC

99.15	Amended and Restated Back Plant Repository Access Agreement, dated as of February 1, 2006, between Fidelity National Title Group, Inc. and Fidelity National Information Services, LLC

99.16	Amended and Restated License and Services Agreement, dated as of February 1, 2006, between Fidelity National Title Group, Inc. and Fidelity National Information Services, LLC

99.17	Amended and Restated Lease Agreement, dated as of February 1, 2006, between Fidelity Information Services, Inc. and Fidelity National Title Group, Inc.

Exhibit Number	Description

99.18	Amended and Restated Master Information Technology Services Agreement, dated as of February 1, 2006, between Fidelity National Title Group, Inc. and Fidelity Information Services, Inc.

99.19	Amended and Restated SoftPro Software License Agreement, dated as of February 1, 2006, between Fidelity National Information Solutions, Inc. and Fidelity National Title Group, Inc.

99.20	Amended and Restated OTS and OTS Gold Software License Agreement, dated as of February 1, 2006, between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc.

99.21	Amended and Restated SIMON Software License Agreement, dated as of February 1, 2006, between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc.

99.22	Amended and Restated TEAM Software License Agreement, dated as of February 1, 2006, between Rocky Mountain Support Services, Inc. and Fidelity National Tax Service, Inc.

99.23	Amended and Restated Cross Conveyance and Joint Ownership Agreement dated February 1, 2006 between LSI Title Company and Rocky Mountain Support Services, Inc.

99.24	Amended and Restated eLender Solutions Software Development and Property Allocation Agreement dated as of February 1, 2006 between Rocky Mountain Support Services, Inc. and LSI Title Company.

99.25	Amended and Restated Titlepoint Software Development and Property Allocation Agreement, dated as of February 1, 2006, between Rocky Mountain Support Services, Inc. and Property Insight, LLC

99.26	Amended and Restated Master Title Plant Access Agreement, dated as of February 1, 2006, between Rocky Mountain Support Services, Inc. and Property Insight, LLC

99.27	Amended and Restated Title Plant Master Services Agreement, dated as of February 1, 2006, between Rocky Mountain Support Services, Inc. and Property Insight, LLC

99.28	Assignment, Assumption and Novation Agreement dated as of February 1, 2006 between Fidelity National Information Services, LLC and Fidelity National Information Services, Inc.

99.29	FNF Corporate Services Agreement dated as of February 1, 2006 between Fidelity National Financial, Inc. and Fidelity National Information Services, Inc.

Exhibit Number	Description

99.30

Amended and Restated Employee Matters Agreement dated as of February 1, 2006 among Fidelity National Financial, Inc., Fidelity National Information Services, Inc., and Fidelity National Information Services, LLC

99.31	First Amendment to the Tax Matters Agreement dated as of February 1, 2006 between Fidelity National Financial, Inc., Fidelity National Information Services, LLC

99.32	Amended and Restated Intellectual Property Cross License Agreement, dated as of February 1, 2006, between Fidelity National Financial, Inc. and Fidelity National Information Services, Inc.

99.33	Audited Financial Statements of Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries and affiliates

99.34	Unaudited Financial Statements of Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries and affiliates

99.35	Unaudited Pro Forma Combined Financial Data of Certegy Inc., a Georgia corporation, and Fidelity National Information Services, Inc., a Delaware corporation

99.36	Form of Amendment to Change in Control Letter Agreements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

Date: February 6, 2006	By:	/s/ Jeffrey S. Carbiener
Jeffrey S. Carbiener
Executive Vice President and Chief Financial Officer